EXHIBIT 10.82

January 5, 2004

John Wille

c/o Russ Berrie and Company, Inc.

111 Bauer Drive

Oakland, New Jersey  07436

Dear John:

As you know, the Board of Directors of the Company has authorized the exploration of a possible sale of or other major corporate transaction involving the Company, although no decision to effect such a transaction has been made and there can be no assurance that it will occur or as to the timing thereof.

The Board of Directors believes that your continued service as an executive and effective participation in the exploration of a possible sale is important to the Company.  Accordingly, the Board of Directors has determined that if the Company consummates a Change in Control, as defined in the Company’s Change in Control Severance Plan, on or before April 30, 2004, and you remain employed by the Company through the consummation of that Change in Control, you will be awarded a special bonus of $150,000.  (If for any reason you are not employed by the Company when the Change in Control is consummated, you will not be entitled to any payment under this letter.)

The bonus contemplated above is in addition to any other compensation to which you may be entitled from the Company.  Nothing in this letter alters any of the terms of your employment with the Company or creates any obligation on the part of the Company to retain you as an employee.  This letter supercedes the letter to you, dated July 2, 2003, a copy of which is attached hereto, which letter shall be of no further force or effect.

Very truly yours,

/s/ ANGELICA BERRIE

Angelica Berrie
Chief Executive Officer